Exhibit 4.7 Form of Barrett Warrant

WARRANT TO EXERCISE 30,000 SHARES OF COMMON STOCK
VOID AFTER 5 P.M., DENVER TIME, ON OCTOBER 11, 2003

ENTRUST FINANCIAL SERVICES, INC.

        This certifies that, for value received, the WILLIAM BARRETT, the registered holder hereof (the “Warrantholder”) is entitled to receive from ENTRUST FINANCIAL SERVICES, INC., a Colorado corporation, at any time after 9 a.m., Denver time, on April 11, 2002 and before 5p.m., Denver time, on October 11, 2003 at the exercise price of $1.00 per share (the “Exercise Price”), a total of 30,000 shares of Common Stock of the Company. Rights to exercise a total of 7,500 common shares will be vested and exercisable per fiscal quarter, beginning June 1, 2002. Any remaining rights to receive shares will vest at the start of the fiscal quarter which begins April 1, 2003. Any unexercised rights to receive common shares in a quarter may be exercised in the subsequent fiscal quarter, up until termination of that certain Consulting Contract between William Barrett and the Company. The Company may, at its discretion, authorize in writing the early vesting and/or exercise of rights to receive common shares.

        This Warrant may be exercised in whole or in part as to those rights which have matured, by presentation of this Warrant Certificate and simultaneous payment of the applicable exercise prices at the principal office of the Company or the warrant agent, if any. Payment of such price shall be made at the option of the Warrantholder in cash or by certified check.

        Upon any partial exercise of this Warrant, there shall be signed and issued to the Warrantholder hereof a new Warrant Certificate in respect to the shares of Common Stock as to which this Warrant shall not have been exercised. This Warrant Certificate may be exchanged at the office of the Company by surrender of this Warrant Certificate properly endorsed for one or more new Warrant Certificates to the same aggregate number of shares of Common Stock represented by the Warrant Certificate exchanged. No fractional shares of Common Stock will be issued upon the exercise of rights to hereunder, but the Company shall pay the cash value of any fraction upon the exercise of one or more Warrants. This Warrant Certificate is not transferable.

        This Warrant does not entitle any Warrantholder hereof to any of the rights of a stockholder of the Company.

DATED: May 1, 2002

ENTRUST FINANCIAL SERVICES, INC. By:______________________________________ President

(SEAL)

ATTEST:

__________________________________________